Exhibit 15.1

February 3, 2014

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, TX 78701

We have reviewed, in accordance with auditing standards generally accepted in the United States of America, the unaudited interim financial information of S&R Compression LLC for the six months ended June 30, 2013 and 2012, as indicated in our report dated August 27, 2013; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which appears in exhibit 99.1 in USA Compression Partners, LP’s Current Report on Form 8-K/A filed on November 7, 2013, is incorporated by reference in this Registration Statement on Form S-3 of USA Compression Partners, LP.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ HoganTaylor LLP